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On February 19, 2013 representatives of NetSpend Holdings, Inc. and Total System Services, Inc. hosted a conference call with analysts and investors with respect the proposed merger transaction.  The following is a transcript of the conference call.  The webcast of the conference call has been archived on NetSpend’s website, at www.netspend.com, under the “Investor Relations” caption.

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TSS - Total System Services Inc to Acquire NetSpend

EVENT DATE/TIME: FEBRUARY 19, 2013 / 11:00PM GMT

OVERVIEW:

On 02/19/13, TSS announced the acquisition of all outstanding shares of NetSpend at $16 per share for an enterprise value of approx. $1.4b.

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CORPORATE PARTICIPANTS

Shawn Roberts Total System Services Inc - Senior Director, IR

Phil Tomlinson Total System Services Inc - CEO

Troy Woods Total System Services Inc - President & COO

Dan Henry NetSpend Corporation - CEO

Jim Lipham Total System Services Inc - CFO

George Gresham NetSpend Corporation - CFO

CONFERENCE CALL PARTICIPANTS

David Togut Evercore Partners - Analyst

Ashwin Shirvaikar Citigroup - Analyst

Greg Smith Sterne, Agee & Leach, Inc. - Analyst

Darrin Peller Barclays Capital - Analyst

Kevin McVeigh Bear Stearns & Co., Inc. - Analyst

Jason Kupferberg Jefferies & Company - Analyst

Bryan Keane Deutsche Bank - Analyst

Roman Leal Goldman Sachs - Analyst

Andrew Jeffrey SunTrust Robinson Humphrey - Analyst

Wayne Johnson Raymond James & Associates - Analyst

Larry Berlin First Analysis Securities - Analyst

PRESENTATION

Operator

Good afternoon. At this time, we’d like to welcome everyone to the TSYS conference call. All participants are in a listen-only mode until the question-and-answer session. I will now turn the call over to your host, Mr. Shawn Roberts, Senior Director of Investor Relations. Sir, you may begin.

Shawn Roberts - Total System Services Inc - Senior Director, IR

Thank you, Latasha, and good evening, everyone. Before we begin, let me please remind you that the presentation contains some forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events. And these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The audience is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance, and are subject to a number of uncertainties and other factors, many of which are outside the control of TSYS and NetSpend. The forward-looking statements in the presentation address a variety of subjects, including, for example, the expected date of closing of the acquisition and the potential benefits of the merger. Factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements are set forth on page 2 of the slide presentation for today’s call and in our filings with the SEC. At this time, I’d like to turn it over to Phil Tomlinson, TSYS CEO.

Phil Tomlinson - Total System Services Inc - CEO

Thank you, Shawn, and good evening, everybody. Needless to say, we are delighted to be with you tonight and share with you the details of this exciting announcement that is — we believe is truly a transformational event for TSYS. We are sitting here in the great city of Austin, Texas today, just a few blocks away from the state capital. And we’ve just finished an all-hands meeting with the NetSpend employees that are located here, as well as the ones that are located in other cities around the country, where we shared how proud we are and told them what a great job they’ve done with this Company and the key role they play in helping us leverage the combined strengths of our two companies.

Needless to say, this is the largest transaction to date for TSYS. We have studied this business and we believe we understand it. It’s also the fastest growing segment of payments, which we are very excited about. It gives us great diversity in the payments business, which we, as you know, have been looking for. So, I want to get down to business here.

We have provided a presentation for you that — you to follow, that’s available on both the TSYS and NetSpend Investor Relations website. Joining me in the room today are Troy Woods, President of TSYS and Chief Operating Officer; and Dan Henry of NetSpend. Also, Jim Lipham, the TSYS CFO; and George Gresham, NetSpend’s CFO; and Chuck Harris, who is President of NetSpend. Following this presentation, we will open it up for a Q&A session. And with that, I’m going to turn it over to Troy Woods. Troy?

Troy Woods - Total System Services Inc - President & COO

Thank you, Phil, and good evening. As Phil indicated, we are all very excited about today’s announcement to acquire NetSpend and create one of the industry’s most unique payment companies. I would also like to welcome the many TSYS and NetSpend team members, clients, and shareholders joining us this evening for this momentous occasion.

If you are following along on the TSYS or NetSpend Investor Relations websites, I will begin on page 4 with the transaction overview. From a structure perspective, TSYS intends to acquire all of the outstanding shares of NetSpend at $16 per share. This price represents a 26% premium over Friday’s close, and will result in an enterprise value of NetSpend of approximately $1.4 billion. We expect to finance the transaction with a combination of cash on hand, and approximately $1.3 billion in debt. From an accretion dilution view, we expect the transaction to be GAAP EPS accretive the first 12-month period following closing, excluding any one-time acquisition-related fees and expenses.

One of the personal highlights of this transaction, for me, is the fact that Dan Henry and Chuck Harris will continue in their respective roles as CEO and President of NetSpend to run and manage the Company. NetSpend’s outstanding leadership team has more than 50 years of experience in payments, and we are very delighted key members of this team will continue to be with us. As to our go-to-market positioning, we will keep the great brand name of NetSpend and, upon closing, add a TSYS company to their name. Also post-closing, NetSpend will become our fourth operating segment, further diversifying our revenue mix. Speaking of closing, we are expecting the transaction to close, as Phil indicated, in mid- 2013, subject to customary closing conditions, including approval by NetSpend shareholders, and required regulatory approvals.

Now, if I could, I would like to call your attention to slide 5. We believe there are five major strategic reasons why the acquisition of NetSpend makes sense for TSYS. I will touch on each of these five points briefly and then provide additional color and detail on the following slides.

First, we view the prepaid market as very large and attractive. The annual revenue opportunity for the prepaid industry is $4 billion, and is projected to double over the next four to five years. The revenue opportunity is not only large, but the prepaid categories are expanding as well, to include corporate and consumer incentives, corporate and government disbursements, and employee benefits. We also see an opportunity for the prepaid program management space to be an innovative cornerstone for emerging applications, like mobile wallets and mobile payment apps.

Our second and third strategic rationales go somewhat hand-in-hand. They are differentiation and expansion. This acquisition further differentiates our suite of product offerings to the TSYS clients we serve today, which are primarily financial institutions, retail, and small business customers. This should provide us with opportunities to create new partnerships with our current customer constituency. It will also allow us to expand our customer base beyond financial institutions and merchants, directly to the end consumer, and open up new vertical segments as well.

This acquisition also provides us with an opportunity to acquire the absolute industry leader. We believe NetSpend is the leader in the GPR industry, with the best differentiated product, broadest and most diversified distribution channels, with solid and growing financial metrics. We also believe that their culture and mission make them a great fit with TSYS and our people centered payments branding. And lastly, the addition of NetSpend will further diversify TSYS’s offerings and revenue-generating potential into a fast-growing, yet highly complementary market segment. The near-term accretiveness of the transaction should also accelerate TSYS’s long-term growth rate.

Now, for some additional color, beginning on page 6. As we mentioned earlier, we view the acquisition of NetSpend as a transformative deal for TSYS. As Phil indicated, we have been a prepaid processor for over 10 years, and know this side of the industry very well. By acquiring NetSpend, TSYS expands beyond prepaid processing and into one of the fastest growing areas of payments and program management, and by our estimations, increasing the market opportunity for us by a factor of 8 to 10 times. In gross dollar volume terms, or purchase volume, the prepaid market today exceeds $200 billion, and is projected to grow at a 20% compounded annual growth rate over the next four years. So, again, we believe the acquisition exponentially expands our addressable market, and provides us access to a large and high growth opportunity.

Slide 7. As soon as practical after this transaction closes, we intend to capitalize on the opportunities we see, as revenue synergies that make this transaction so compelling from a growth perspective. Today, TSYS services 8 of the top 10 US financial institutions, and more than half of the top 20 international banks. All in, TSYS processes for over 300 unique customers. These financial institutions and customers are looking for innovative products, like general-purpose reloadable cards, paycard capabilities, and processing and program management expertise.

TSYS processes for nearly 85% of all the purchasing, corporate, and Fleet Visa and MasterCard spend volume in North America. We also provide credit card services to approximately 2.5 million small businesses and more than 700,000 mid-sized companies, large corporations, and government agencies. With the addition of NetSpend, we will be able to exploit all of these opportunities and offer these customers an end-to-end prepaid program, ranging from program design, to marketing and customer acquisition support, which extends us far beyond the prepaid processing role we’ve played, to date. Together, we believe our market position will be formidable.

Equally important is our combined ability to expand solutions to the retail and small business sectors that we support, with a broader array of innovative products. For example, TSYS has issuer relationships with some of the worlds most recognized retail brands, and we have direct relationships with more than 400,000 merchants. These entities are attracted to GPR cards as an additional SKU level item that their shoppers want to purchase. In addition, some of these businesses could become reload outlets, with the prospect of increasing foot traffic in their stores. Many of these businesses are also burdened with the costly expense of issuing paychecks. We could offer paycards that greatly reduce this cost and are far more attractive to the employee, because they can be used immediately and in locations where they frequently shop.

And just as important, for those retail outlets interested in creating in-store financial service centers, we can facilitate this broader offering to better meet the needs of that customer base, as well. For example, here in Texas, NetSpend has helped HEB grocers establish financial service centers to better meet their customers’ needs. And lastly, NetSpend’s expertise and history of innovation in the consumer-facing product development lead to new product opportunities for all of us. We believe their focus on the end consumer will help drive great innovation in the solutions we offer our current clients and their end customers.

As all of you know, today, 100% of NetSpend’s business is in the United States. By leveraging TSYS’s global brand and reputation in over 80 countries, at the right time we will help NetSpend expand globally. By leveraging the combined big data of TSYS and the analytics of NetSpend, we believe there are also opportunities in the loyalty, and reward space, and person-to-person payments that could connect the TSYS credit and debit account to a NetSpend prepaid account. In summary, we believe the opportunities are endless.

Page 8. As Phil and I both have said on several occasions, we believe NetSpend is a leader in the prepaid industry. Their growth and scale are impressive. They are number two in market share in GPR and paycard programs. They have grown revenues at a 22% compounded annual growth rate over the past five years. They have grown the number of direct deposit, active cards at a 51% [kegger] over that same period of time.

They have a superior and highly diversified distribution network supported by four distinct channels. These channels include partnerships, with companies like ACE Cash Express and Intuit; direct-to-consumer, through companies like BET and PayPal; paycard for employers and banks’ corporate treasury customers; and, of course, retail brands. They also enjoy the most robust reload network in the industry, with over 130,000 locations to reload your NetSpend GPR card. NetSpend is also well recognized for their robust and innovative product capabilities, customizable for the partners and channels they serve, and Dan Henry will expand on this in a few minutes.

NetSpend’s philosophy is simple. They want to maintain long-term relationships with their customers, and they have products, customer analytics, and marketing design to keep customers for life. They clearly understand the behavior and economics of the underserved market. Lastly, but most importantly of all, they are a well-managed company, led by a knowledgeable and experienced payments team.

Page 9. As you might expect, we view the diversification opportunities and financial metrics of NetSpend as compelling. With respect to diversification, the acquisition of NetSpend will have a significant impact on TSYS’s revenue mix. As you can see in the pie chart in the top of page 9, post-close, we expect NetSpend to contribute approximately 18% of TSYS’s revenue. This will provide us with additional diversification and balance within our operating segments.

As I said earlier, we expect the transaction to be GAAP EPS accretive the first 12-month period following closing. Also, on a pro forma basis, NetSpend would have added approximately 200 basis points to TSYS’s projected 6% to 8% revenue growth, and approximately 300 basis points to TSYS’s 7% to 9% expected EBITDA growth in 2013. On a 2012 combined pro forma basis, TSYS’s EBITDA would have been $613 million, representing an increase of 16%. We are convinced that the combined entities will generate significant cash flows for future reinvestment opportunities, as well as debt reduction. Before we open it up for questions, I would like to ask Dan Henry, CEO of NetSpend, to provide you with the more detailed overview of his business. Dan?

Dan Henry - NetSpend Corporation - CEO

Thank you, Troy, and thank you, Phil. Before I begin the overview, I want to say how excited I am about NetSpend becoming part of such a reputable, successful company as TSYS. I also am very pleased to be staying on as leader of NetSpend, along with Chuck Harris and other members of the senior management team. Coming together with TSYS is great for NetSpend employees, too. We become part of the larger TSYS family, and this provides expanded opportunities for NetSpend employees. Combined resources of both companies give NetSpend the ability to expand as new markets faster, leverage relationships with TSYS current bank clients, increase our product innovation capabilities. In short, we become an even stronger competitor in the prepaid industry. I believe NetSpend’s successful track record of growth over the past few years will only accelerate with the backing and resources of TSYS.

But for those of you who may not be familiar with NetSpend’s business product offering and how we differentiate ourselves in the market, let me give you an overview. If you go to slide 10, we will start with that. NetSpend is a leader in the prepaid industry. We offer an FDIC-insured, bank-issued GPR accounts, both general-purpose reloadable cards and paycards. Our value proposition is pretty simple.

For cardholders, we offer them the freedom to be self-banked at a significantly lower cost than cash and many types of personal bank accounts. For our partners, we offer our partners an ongoing revenue share and reload income for serving our [partners]. Our target market is the estimated $68 million unbanked or under-banked consumers in the US. In our end of 2012 Q metrics, 2.4 million active debit cards, almost 1.1 million of those on direct deposit. 500-plus retail distributors; 62,000 distributing merchant locations; 130,000 reload locations; 1400 employer relationships; and more than $13 billion of GDP.

Slide 11, our strategy and differentiators. We are focused on our mission, and that mission is to empower consumers with the convenience, security, and freedom to be self-banked. When Troy and I first started discussions a while ago, I said to Troy that the most important thing to me is that NetSpend is going to be able to continue to fulfill its mission, to serve this consumer who has been mainly overlooked or taken advantage of for decades. This consumer who is trapped in the expense of cash-based economy. We believe this market is very large. We, personally, to a person in NetSpend, are very passionate about serving this consumer. That’s why we create such innovative projects, we leverage our technology, and we have a distribution network to reach this consumer that is very, very effective.

You flip to slide 12 for some of the highlights of our product capabilities. And remember, we are reaching a consumer that is typically unbanked, under-banked, low- to moderate-income consumer, many times trapped in the cash-base economy. This card, as I mentioned, is FDIC insured. We have over 130,000 locations where the consumer can add funds to the card. We see more than 40% of our transactions happen outside of typical banking hours at these reload locations.

Some of the key features we offer, first, eight-plus years now we’ve offered free wireless alerts. What that means, is anytime there is any activity on your account, you’ll get a text message to your phone or an e-mail to your PC, which gives you details of your balance, to the penny, along with details of the transaction that just occurred, time, and place, and amount. Again, if you think about this consumer, we are migrating them from cash to electronic payments. This information of knowing how much money they have at any given time in their account is very, very important to them.

We also offer this consumer free person-to-person transfers from one cardholder to another. Again, place yourself in the shoes of an unbanked consumer. You don’t have a checking account. How do you send funds to a friend or family member? With NetSpend, you can send funds instantaneously with a simple text message for free, up to $1000 at a time. Our consumer doesn’t have much money to set aside, but if they do, we offer a savings program that pays 5% interest on your savings.

We offer our customers who are on direct deposit the ability to overdraft their account up to $10, fee-free, without any penalty whatsoever. These are just a few of our unique products that we have on our card. Again, uniquely designed to serve this low income consumer and reach them where they are.

Next, if you go to slide 13, I believe this is also one of our very strong, unique strengths. And we really are gaining traction, if you understand our business, in terms of reaching more and more consumers and accelerating the number of customers who have picked up our card and committed to it through direct deposit. We have four distinct channels, each one led by very capable, very strong entrepreneurs in their own right.

I’ll start first with our retail channel. 2012, on revenue contribution — or today, 2012, out-of-retail was a mere 8%. We had a tremendous year in 2012 with expanding our retail footprint. We started the year with only 8000 retail locations, and we ended the year with more than 50,000 retail locations distributing our card. So, as you step into 2013, we look very — forward to a strong growth in this retail channel. We have great partnerships with Blackhawk and inComm. And they helped facilitate our distribution through many retailers, like Dollar General, Walgreens, 7-11, HEB has been a partner of ours for years, and we also are the exclusive distribution partner and program manager for PayPal.

Our next channel is our partner channel. This is the really historic business of NetSpend that we started 10-plus years ago. If you think about if you are consumer who doesn’t have a bank account, but gets a paycheck or government benefits check where do you go with that? You go to a check casher. We have over 450 check-cashing partnerships, and have had them for many, many years, and they are a tremendous distribution channel partner for us. We also just recently announced our partnership with Intuit and their flagship TurboTax program. So now, this tax season, which is in full swing, consumers who do their taxes on TurboTax are able to choose to have their tax refund sent to them electronically by having those funds received on a NetSpend card.

Our third channel is our direct channel. This channel was pretty much nonexistent five years ago. Our team out in San Mateo, California, together with some folks here in Austin, Texas, had built that business up to where it’s 25% of our revenue. It is our fastest growing segment. Through some tremendous partnerships with BET and PayPal, but also, through direct mail and online direct marketing, have really created a tremendous channel for us.

And then finally, a paycard. Paycard was brought on in July of 2008. Have grown very, very well, to 18% of our revenue. This is where I think in all of our channels, we’ve got great areas to leverage the relationships with TSYS, but I think paycard is the most notable, where we have more than 1400 employers who issue our card to their employees who do not have a bank account, so they are able to get paid electronically as opposed to taking a paper check.

We also partner with a number of banks to reach those small to midsize businesses. Regions, M&T, United Missouri Bank, SunTrust, RBS Citizens. So if you think about TSYS and all the wonderful bank relationships that they have, that we might be able to leverage, but then also, all of the businesses that TSYS supports with a credit card product that we will be able to reach. So, all in all, our business is growing very nicely. We believe that the merger with TSYS can — will only accelerate our growth.

If you go to the next slide, speaking of growth, you can see — and this is a slide that I think I’m going to take away and have framed with this transaction. It shows very strong revenue growth from 2007 through 2012. We ended 2012 with $350 million in revenue. On our recent earnings call, we gave guidance for revenue growth 2013. Midpoint of that guidance had revenue growing about 19%, up to about $420 million and some change.

Then, on the adjusted EBITDA number, again, good, strong growth. 2009 was the year of investment in the platform and in the products. It’s paid off very, very well over the last three years. We exited 2012 with $96 million in EBITDA. Our guidance for 2013 put that at the midpoint of about $120 million, $122 million of EBITDA, close to 30% EBITDA growth in 2013. So, although the pro forma has us at 18% of TSYS’s revenues, my personal goal is to become a much bigger percentage than that over the years. So, with that, I think it will hand slide 15 back over to Troy. Troy?

Troy Woods - Total System Services Inc - President & COO

Thank you, Dan. Slide 15 summarizes why we think the combination of core assets and strengths of TSYS and NetSpend are so compelling. Fundamentally, we believe we are a great cultural fit. The beliefs and values of our two companies are aligned and consistent. We both believe that payments should revolve around people and not the other way around. We are both committed to improving people’s lives and businesses by putting people at the center of payments. And people-centered payments is, and will always be, our brand promise. With that, I would like to open it up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). David Covin.

David Togut - Evercore Partners - Analyst

I’m wondering, given the structure of the transaction that you’ve outlined tonight, i.e., NetSpend really being a stand-alone company within TSYS. And you haven’t really talked about cost savings from combining these two companies. Whether you considered, instead entering into a long-term partnership with NetSpend, to cross-sell your services to TSYS customers instead of acquiring the business?

Troy Woods - Total System Services Inc - President & COO

Well, I wouldn’t say, David, that we spent any real time thinking about just creating a marketing partnership. We are acquiring the entire Company. There will be, at appropriate levels and at appropriate times, integration of certain services, and some certain cost take-outs that you might expect. But at the end of the day, it’s really not a consolidation M&A play. It is an innovation M&A play. As I indicated earlier, and I think Phil did, too, that we have been in the processing business for a long, long time. We think the natural next step is to move closer to the point of transaction and be in the program management business. So, we feel very comfortable about the structure of this transaction.

David Togut - Evercore Partners - Analyst

Thank you. Question, if I might, on management retention agreements. For Mr. Henry and Mr. Harris.

Troy Woods - Total System Services Inc - President & COO

And the question is?

David Togut - Evercore Partners - Analyst

The question is, are there management retention agreements for Mr. Henry and Mr. Harris?

Dan Henry - NetSpend Corporation - CEO

Yes, there are.

David Togut - Evercore Partners - Analyst

And what is the length of those agreements?

Dan Henry - NetSpend Corporation - CEO

Well, we are employees at will. So there is really — the length of the contract is kind of irrelevant. But, there are some performance metrics in there that are going to keep — let’s just say it this way — either Chuck and I weren’t personally committed to the growth and success of this business. TSYS made sure that we are financially committed to the growth and success of this business for a number of years to come.

David Togut - Evercore Partners - Analyst

Okay. That’s very encouraging. I’m wondering, Dan, if you could talk about any efforts you have to diversify your business beyond ACE Cash Express, which I believe was about one-third of your revenue over the past year?

Dan Henry - NetSpend Corporation - CEO

Well, I think we’ve done a pretty good job of diversifying over the last five years. If you look at that — I’m digging for it right now — the slide that I showed had our channels. Five years ago, when I showed up, I think the only icons there would have been HEB and ACE Cash Express. So, over five years, 7-11, Walgreens, Dollar General, inComm, Blackhawk, Intuit, BET Networks, Paypal, Cracker Barrel, Kohl’s, Regions, M&T, UMB. Quite a significant growth in diversification across the business.

David Togut - Evercore Partners - Analyst

I see. Finally, on financial terms. If Jim’s on the call, could you talk about the interest rate you are using on the debt to buy ACE Cash — I’m sorry, to buy NetSpend, and whether that’s short-term financing or long-term? If it’s short term, what would be the rate if you take it out long term?

Jim Lipham - Total System Services Inc - CFO

David, right now, we have used kind of a blend of a short-term rate and long-term. Long-term being a ten-year rate, and we have been using around $270 million, 3%, somewhere in that neighborhood. It would be a blended rate.

David Togut - Evercore Partners - Analyst

Thank you very much.

Operator

Ashwin Shirvaikar.

Ashwin Shirvaikar - Citigroup - Analyst

Congratulations on the deal.

Troy Woods - Total System Services Inc - President & COO

Thank you.

Ashwin Shirvaikar - Citigroup - Analyst

My question is, was this a structured sale process? Were there other bidders involved? If you could give us some background on the deal, as to why now?

Dan Henry - NetSpend Corporation - CEO

It was not a structured process. We have been focused, since our IPO, of just heads down, to execute on the business, execute on diversification, new clients, and growth. Troy came along and he brought a couple of folks with him on our second meeting, and we kept talking. We felt the transaction made a lot of sense, and our Board approved this transaction at the value that was placed out there. We feel very good about this result for the shareholders.

Ashwin Shirvaikar - Citigroup - Analyst

Okay. And, as you look at your — at the various parts of the business, you mentioned the paycard business as being particularly ready for some revenue synergies, in terms of the merger — the acquisition by TSYS. Could you guys size what revenue synergy targets are in a 12- to 24-month timeframe?

Troy Woods - Total System Services Inc - President & COO

Well, again, we have not made those public and we are not really prepared, at this time. We have certainly done significant modeling to look at, not only, as someone asked a minute ago about cost synergies, but also the revenue synergies that I talked on earlier. I think at the appropriate time, as we move closer toward closing, TSYS will be in a position to discuss those.

Ashwin Shirvaikar - Citigroup - Analyst

Okay. My last question is with regards to the accretion. Does that assume any, either revenue, or cost synergies at this point?

Jim Lipham - Total System Services Inc - CFO

Very little. This was not a real synergy play, as Troy has mentioned. But, we did have a little bit of a synergy in there, but not much.

Ashwin Shirvaikar - Citigroup - Analyst

Okay. Great. Thank you. Congratulations again on the deal.

Troy Woods - Total System Services Inc - President & COO

Thank you, Ashwin.

Operator

Greg Smith.

Greg Smith - Sterne, Agee & Leach, Inc. - Analyst

On the TSYS side, do you guys plan on doing any sort of pro forma accounting? Or, switching to an adjusted EPS or cash EPS following this deal, given how much amortization there will be?

Jim Lipham - Total System Services Inc - CFO

Greg, it’s Jim. We are planning to do that. Obviously, with this — we have said all along we will move to cash (technical difficulty) and start talking more about EBITDA as we get into the acquisition, we’re going to get more intangibles.

Greg Smith - Sterne, Agee & Leach, Inc. - Analyst

Jim, do you happen to have the 2012 number handy, the amortization of intangibles related to acquisitions? If not, it’s — obviously, I can get that later.

Jim Lipham - Total System Services Inc - CFO

I think I may have it. I think it’s on one of the slides — in the last slide in the Appendix.

Greg Smith - Sterne, Agee & Leach, Inc. - Analyst

Okay. I will find it there. Then, just as we think about the potential here for global expansion, is that something — have you guys put out feelers from that? Or have some of your banks talked about that? Just curious if that’s something that’s going to start from ground zero, or is the re— is there a reason to think you can — when you decide to do it, hit the ground running, as far as expanding NetSpend’s business internationally?

Jim Lipham - Total System Services Inc - CFO

Well, Greg, as you well know, we have had some pretty good success globally. We are not there. We are not here today saying that that’s one of the keys. But obviously, long-term, that is something that we will look at and we think is possible long term. It’s not in the short-term numbers.

Greg Smith - Sterne, Agee & Leach, Inc. - Analyst

Okay. Just the last question, what about potential conflicts of — now that TSYS is going directly to the consumer. Historically, you haven’t done that. Your bank customers are doing that. You could see how there might be some overlap here. How do you think about managing any conflicts?

Jim Lipham - Total System Services Inc - CFO

Sure. And we’ve got to — we are a very large processor of other issuers who compete with NetSpend. We’ve been doing this for years. We have been processing large banks who compete with each other every day. We believe we know how to build a very strong wall between these two businesses. They will not be on the same platforms.

That’s one of the reasons that we like the idea that this business is in Austin. The rest of that business is in Columbus and Alpharetta, Georgia. So, there will be different people, different systems, and we believe that our — we’ve got, not only a reputation for being able to do that, but we believe that our customers are confident that that will work. Time will certainly tell. Like I say to Greg, we’ve been doing it for years.

Greg Smith - Sterne, Agee & Leach, Inc. - Analyst

Great. Thank you.

Jim Lipham - Total System Services Inc - CFO

Thank you.

Operator

Darrin Peller.

Darrin Peller - Barclays Capital - Analyst

Listen, just first question is on the — relative to the cost synergies, I know you keep saying it’s not a very big synergy play, but I can’t get past the idea. You used to, obviously, be a bigger processor or [additional] on the Green Dot label. Do you have capabilities there? I would imagine you can be leveraging from a cost synergy standpoint as well for NetSpend now. Is that something we can assume should be an opportunity near term on the cost side?

Jim Lipham - Total System Services Inc - CFO

I don’t think it’s a near-term opportunity. I think there will be some synergies, and we are in the process of defining those right now. But, I think Troy and Dan both said that this is not a transaction that has to depend on synergies. We will certainly get some. But we — but it’s not — I don’t think it’s going to be anything substantial, or anything that’s going to make a real difference in the early numbers.

Darrin Peller - Barclays Capital - Analyst

Okay. Then, in terms of use of capital going forward, obviously, this is going to the be the material, transformational move that we’ve been waiting for for a while. We have talked about this for a while. Going forward, can we still expect some buybacks and some, or is it pretty much going to be on hold for a while there? And maybe just talk about — (multiple speakers).

Jim Lipham - Total System Services Inc - CFO

I would say — I would not expect any for the near term. For the foreseeable future. We want to work on one, getting this thing very operable. Two, to reduce some of this debt. Then we will be looking at that.

Darrin Peller - Barclays Capital - Analyst

All right. Last question, in terms of the financials. Now obviously, you talk a little bit about GAAP accretion. And someone else asked a question about adjusted earnings reporting. When we think about your accretion on a cash basis, given the purchase amortization coming on versus GAAP, how accretive is it on a cash basis? Either on a cash earnings or a pre-cash flow-per-share basis. Can you give us a little bit color around that?

Jim Lipham - Total System Services Inc - CFO

Well, we have looked at that on the cash basis. It is probably going to be in the low teens as a percent accretion.

Darrin Peller - Barclays Capital - Analyst

Okay. Very helpful. All right, guys. Thanks a lot.

Operator

Kevin McVeigh.

Kevin McVeigh - Bear Stearns & Co., Inc. - Analyst

Congratulations as well.

Jim Lipham - Total System Services Inc - CFO

Thank you.

Kevin McVeigh - Bear Stearns & Co., Inc. - Analyst

Jim, I wonder if we could talk about the leverage a little bit? If I remember from last quarter, we were talking two times would be about $1 billion. So, it sounds like this will take you up a little bit north of that. Just any thoughts on appetite for leverage, and then, how should we think about paydown? It sounds like the buyback will be not a big factor going forward. Any thoughts on capital allocation?

Jim Lipham - Total System Services Inc - CFO

Yes. We will — that’s why Phil was saying we would probably put the buyback on hold for a little while, as we bring the debt ratio back down. We like to keep it around two times, evident. So, we will be bringing it back a little bit during this first year.

Darrin Peller - Barclays Capital - Analyst

Okay. Then, just, it seems like NTSP has done a real nice job growing through, obviously, what was a very tough time. But if we could just get thoughts on management — from management, what drove that growth, particularly ‘08, ‘09? You just had great growth on the EBITDA and revenue launch as well. Will we continue that strategy as part of TSYS?

Dan Henry - NetSpend Corporation - CEO

Absolutely. If you look at our business, our growth has continued to be fueled by one, just the tremendous need for our product in this country. If you think about, we have a little more than one million customers on direct deposit. The FDIC estimates there are 68 million unbanked, unhappily banked, consumers in this country. So, just a total of [evel] market is tremendous. If we only get a small percentage of total of [evel] market, we are going to have very significant growth. Our philosophy of just staying focused on our mission, focused on partners and products that serve this consumer, then we believe we have a lot of runway ahead of us with that for years to come.

Darrin Peller - Barclays Capital - Analyst

Just real quick — how long did you folks — were engaged before this transaction came together?

Troy Woods - Total System Services Inc - President & COO

Probably the entire holiday season. (laughter)

Dan Henry - NetSpend Corporation - CEO

That was the busy Christmas for (multiple speakers). (laughter) For folks on both sides.

Darrin Peller - Barclays Capital - Analyst

All right. Thank you.

Operator

Jason Kupferberg.

Jason Kupferberg - Jefferies & Company - Analyst

Phil and TSYS team, just a question in terms of what your guys’ view is on a couple of aspects of the prepaid space and specifically, the program manager arena. I know there’s been a lot more competitors entering that field, because of the robust growth that it offers, as you guys highlighted. We’ve seen American Express, and Chase, and some others come into the market pretty aggressively. So, what’s your view on what that might do to pricing, to consumer facing pricing in the prepaid market going forward? Then, just as an offshoot to that, there’s obviously been some regulatory risk surrounding the industry for a period of time, from the CFPB, for example. Just your comfort level with that part of the NetSpend model?

Phil Tomlinson - Total System Services Inc - CEO

Jason, those are all good questions and I think, really, the appropriate person to answer that is Dan.

Dan Henry - NetSpend Corporation - CEO

Thanks, Phil. Jason, we haven’t had the opportunity, but I will — trust me, we’ve had these conversations many, many times with our other analysts. First, on the pricing standpoint, if you allow me — it’s important to understand what type of product that we have. We are not selling gasoline or bread. To where you are buying this consumable on a daily or weekly basis. This is a product very much like a bank account or an insurance policy.

So, we believe that you had the best product. You can’t command the best price. Our price point, fully loaded in, at $5 a month, and when you take into account this consumer is able to get free P-to-P transfer, they get 5% interest on their savings. We feel very, very empowered with the instant wireless alerts. They get access to their direct deposit funds when they post, as opposed to when they settle. We have a $10 overdraft cushion, where there is no fee or charge with that, whatsoever. Our customers see our product as a tremendous value.

Other products that come on the market, when to set us — next to ours, is very much, or just a stripped-down debit card. Which is simple payment functionality, without any strong features and benefits designed for this consumer and this consumers needs. So, if you look at our growth chart of revenue, and you see as we continue to grow in 2009, that’s when Walmart dropped the price of a card from $8 down to $3. Then you had 2010, 2011, we had the Durbin amendment, and the gift card act. You had American Express launch online in 2011, and then again, another relaunch, if you will, in 2012. Chase Bank came along at that time. So, all through, new interest in this space, all through a lot of regulatory chatter, we continued to grow our revenue and grow our customer base.

In terms of the CFPB, I’ve had a lot of personal interaction with the folks in the CFPB, and I’m very encouraged with them when I’ve met there, to where they truly understand that banks in this country are designed to serve people with money. I want to be very, very clear here. There’s — what we do, and the opportunities that we have and our growth potential is no mean — should reflect poorly on banks. We don’t really see ourselves as competing with banks. We see ourselves as competing with cash in the expensive cash-based economy. The CFPB realizes that there is a need for the prepaid industry to serve this consumer who is locked in a cash world. I’ve had numerous meetings, numerous conversations with folks at CFPB, and talk about the products that we deliver and the customer we serve. I’ve found them to be very, very supportive in everything that we do.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. That color is helpful. Just another question for TSYS. From our perspective, it’s not surprising to see you guys do a large acquisition. Obviously, you’ve been looking for something for a while. My sense is that a lot of folks on the street perhaps thought you might do something more in the merchant services side of the business. At the end of the day, were there just not adequate opportunities there? Or was NetSpend something that came on your radar pretty quickly, and the more you guys talked, you realized that the potential fit there was even better than doing something more than something in your existing core, like merchant services?

Phil Tomlinson - Total System Services Inc - CEO

Well, Jason, it was really a combination of all those. We have looked at a lot of properties, not only in the merchant acquiring business, but in other areas, and internationally.

Jason Kupferberg - Jefferies & Company - Analyst

Right.

Phil Tomlinson - Total System Services Inc - CEO

We have really thought about NetSpend for a long time. Really, since the failed Cap One venture into it. That sort of got our attention. Then you start looking at the fit. We think the fit and the financials are very compelling. It gives us, not only new products directly with the consumers, but it also gives us products that we can go sell to current customers and new customers. So, we have liked NetSpend for a long time.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. I wish you guys best of luck.

Phil Tomlinson - Total System Services Inc - CEO

Thank you.

Operator

Bryan Keane.

Bryan Keane - Deutsche Bank - Analyst

I just want to ask about the valuation metrics you guys use to arrive at the $16 share acquisition price.

Jim Lipham - Total System Services Inc - CFO

Well, the valuation ma— we were looking to have an accretive transaction. In the first-year.

Bryan Keane - Deutsche Bank - Analyst

I’m curious if you used a certain P-multiple on $13 or $14 or EBITDA, or cash flow? What did you use to get this to arrive at the $16? I just want to see if what you guys used, and how you came — arrived at the $16 price?

Jim Lipham - Total System Services Inc - CFO

I don’t know, we just — we had about four different prices that we kept working at, I guess Troy and his discussions with Dan. We agreed on the price that happened to work out to be accretive.

Phil Tomlinson - Total System Services Inc - CEO

Look, Bryan, at the end of the day, we did the typical deal review that you would expect, in looking at four or five different metrics of market comparables, historical comparables, discounted cash flow, you name it. We’ve looked at all of them. We spent a lot of time talking to Dan and his management team and getting a good handle on this business. You can’t discount the fact that, as Dan indicated earlier, that with the midpoint of their guidance, they’re looking at a 19% top line revenue growth and a 30% EBITDA growth. You put all those in a pot and you stir them up, and $16 is a number we struck a deal on. We feel good about it.

Jim Lipham - Total System Services Inc - CFO

Really, we don’t have much skin left after dealing with Dan for — (laughter).

Bryan Keane - Deutsche Bank - Analyst

Yes, I’m sure. I’ve known Dan for a while, as well. Let me ask you, though, I was curious and interested to see the opportunity to create new partnerships with TSYS bank customers. Have you talked to some of the TSYS customers, and would that look like a white label, prepaid product? Maybe you could just talk a little bit about that.

Dan Henry - NetSpend Corporation - CEO

I don’t know. TSYS (inaudible) it probably would have been hard to do so. But we sure have. In terms of we’re — as I mentioned, some of the banks that we have agreements with that we have announced, and have a handful of other banks we are in conversations with. So, I’m really interested in hearing some of the follow-up conversations with some of those banks tomorrow after they’ve heard of this transaction.

Troy Woods - Total System Services Inc - President & COO

Bryan, this is Troy. Over time, we’ve certainly had discussions with some of our current customers, as well as prospective customers, that talk about TSYS helping them be more successful and us taking on some program management. To be honest with you, we’ve been somewhat reluctant to do that de novo. We are very, very, very small in the program management space today, with respect to prepaid. So, as a matter of fact, I can look at that sheet that Dan addressed, I forgot what slide it was, but — it was slide 1. I can look at that particular sheet. I won’t tell who you it is. But two, I recognize right off the bat, two companies on that sheet that TSYS had conversations with. We just could not accommodate them. So, they are out there.

Dan Henry - NetSpend Corporation - CEO

And we get real excited — this is Dan. We call processor plus. I’ll just use Intuit as an example. Intuit had last tax season, had a product they were just using a pure processor. What they realized in real short order, is there’s a lot more to this than just processing transactions.

So we were able to sit down with Intuit, and talk about — we will run the back-end transaction, but we will also provide customer service, and fraud controls, and marketing. We can really paint for them that they might give up some revenue, if you will, by paying more than just a processing fee. But, they will more than gain all of that back, and then some, just in terms of a larger customer base, a happier customer base, and larger revenue and throughput for cardholder [space]. So, we are really chomping at the bit to be able to lock arms with TSYS, and go into their current client base, and see if anybody is receptive to our processor-plus offering.

Bryan Keane - Deutsche Bank - Analyst

Okay. That’s helpful. Thanks so much, and congrats on the deal.

Dan Henry - NetSpend Corporation - CEO

Thank you.

Operator

Roman Leal.

Roman Leal - Goldman Sachs - Analyst

First, a few follows. First, I know its pretty early stages, but were you able to speak to, Troy, any inclination or any conversations with banks, perhaps thinking about getting into prepaid and the process of doing it? Where you thought having this asset would allow you to leverage either the processing or the program manager experience? Are there actual cases where you think you can get into it right off the bat and try and get some revenue synergies there?

Troy Woods - Total System Services Inc - President & COO

Well, Roman, as I mentioned a minute ago with the question from Bryan, looking at that page 10, I think. Just looking at it, I’d recognize two names that we were in conversations with. And they eventually did something with NetSpend. We really could not accommodate them. We do have conversations.

As Phil indicated, too, earlier, not only in the United States, North America, but globally. As you well know, we’re scattered all over the globe. There are opportunities for a product like this to serve the under-banked and underserved outside the United States. Now, I think all of us have said we are not going to — that’s not priority one, come date closing minus one. But, it is something on the radar. It is something that Phil indicated we have success at. So, yes, we do believe that there are opportunities with, not only outside the states with our customer base, but also, and we seem to be focusing primarily just on FIs.

But, remember again, that we believe there are opportunities with — we have over 400,000 direct merchant relationships. As I indicated earlier, we think some of those could be a very good reload location opportunity. We also process what we call managed accounts in our merchant business. Some of the large, large, large merchants in this country. Again, when you go back and look at page, or slide — excuse me, just a minute — but Dan’s slide on page 1. Obviously, that’s just a snapshot. When you think of, I think, Dan, you said 60,000, 60-plus thousand —?

Dan Henry - NetSpend Corporation - CEO

Retail locations, yes.

Troy Woods - Total System Services Inc - President & COO

Retail locations. Look, I guarantee you TSYS doesn’t process for all 60,000 of those. We see that as an opportunity. If you are a reload location with NetSpend, if you have NetSpend cards hanging on a J-hook in your store, then you can bet your last nickel they accept credit cards. We want to be in there with Dan and Chuck and their teams to see if we can’t convince them at the right time to give us the [apparring] business, the merchant business. We think there are a lot of revenue crossover and synergies to explore.

Roman Leal - Goldman Sachs - Analyst

Okay. As far as your due diligence, when you were thinking about the potential risks here, obviously, NetSpend has done a good job at executing against their plans. But the prepaid industry is getting a little bit more competitive. There could be pricing pressure. And obviously, somebody else mentioned regulatory risks. How did you get comfortable with the next 12 months, or even 24 months, in making this deal?

Troy Woods - Total System Services Inc - President & COO

Well, I think a couple of things, Roman. One, although a little different, I think everybody in this room would agree that TSYS has been in (technical difficulty) for a long, long, long time. And you know who our competitors are. If you were to go back and look at the price per account that we got back in 1983 when we started business, 30 years ago this year, and looked at the price per account today, it’s different. It’s less. But yet, our margins are as good, or better. We’ve grown the Company, etcetera.

So you get creative. You do things different. You find different avenues. Look, TSYS has not gone into this transaction with their eyes shut. We spent a lot of time talking to certain regulators. We’ve had a lot of people help us looking at the competitive environment. We’ve had a lot of people looking with us and talking with us about the regulatory environment.

I think Dan did a great job a minute ago talking about the pricing and the competitive situation. Now, at the same time, we are not flippant about it. But, I think we got comfortable enough that the timing was right to make this move and make this transaction.

Roman Leal - Goldman Sachs - Analyst

Last one for me. In your Investor Day you laid out a target of becoming a top 10 global acquirer by 2015. Is — I think that’s why — it feels like a lot of us on the call thought you would do a sizable deal in acquiring. This appears to take that off the table. So, would you — are you backing off on that goal that you stated in your Investor Day?

Jim Lipham - Total System Services Inc - CFO

I don’t think we are totally backing off that by 2015. We are backing off for the next —

Troy Woods - Total System Services Inc - President & COO

Year or two.

Jim Lipham - Total System Services Inc - CFO

Year or so, obviously, but — And the truth is, Roman, we’ve looked out there, and we are going to have to grow it more organically. We have — we made two acquisitions, or we completed two acquisitions, last year. One in California that added a really unique sales process. And then in December we added another company out of Utah, that ProPay, that you will recall, that added some unique features and products that we felt like our business needed. So, we’ve continued to add value to those businesses.

But, I think I talked about this last time, the idea of just going and trying to buy the biggest guy that we could buy out there in the merchant direct business is really not what we were looking for. We think we can grow that business. We think we are very competitive. And we — but, we are opportunists, to some degree. We took a flyer on talking to NetSpend. It caught life, and it’s worked out for us, and we are very excited about it.

Roman Leal - Goldman Sachs - Analyst

Great. Thank you.

Jim Lipham - Total System Services Inc - CFO

Thank you.

Operator

Andrew Jeffrey.

Andrew Jeffrey - SunTrust Robinson Humphrey - Analyst

Just a couple quick ones for me. One, as you look forward, now, as a combined company, Dan, you obviously focused on standing us to new channels. Did the investment priorities where the absolute level of investment change at all, given that you have more resources now as a combined company than you did as a standalone company?

Dan Henry - NetSpend Corporation - CEO

Well, I would certainly say I don’t see them dropping, by any means. So, we’ve got our 2013 plan and beyond set. Troy and Phil have tasked us to hit or exceed. I think what I get excited about is being part of a company the size of TSYS may afford us the ability for, maybe, larger investment and opportunities, if we come across, and as need be. But this point, our plans for 2013 and beyond is locked.

Troy Woods - Total System Services Inc - President & COO

I agree with what Dan said, 100%. We have great cash flow. We have the ability to invest in new products, new features. We continue to do that on an annual basis in all of the categories which we compete. We have to, in order to be successful. If you are not investing money these days, you are not going to be successful long term. So, we think that we will bring some strength to NetSpend, although they’ve got a very strong cash flow. We think we can help in a lot of areas like that.

But, to us, it’s an incredibly exciting business. I don’t want to — you guys are a pretty tough crowd (laughter). I even hesitate to bring this story up. But, after the all-hands meeting, I was talking to one of the employees here and it was a — it kind of touched me, really. How passionate these folks are about serving this segment of the consumer. This guy was a Russian immigrant, and he talked to me a long time about — he would have moved back to Russia. He wanted to live in Texas.

He would have moved back to Russia if he could have bought an airplane ticket. He couldn’t buy one. Nobody would give him any credit. Nobody — the airlines didn’t want to take any cash. He couldn’t get a gas card. He couldn’t get a retail card, and he got a NetSpend card. This happened an hour ago.

It allowed him to start what he said, “living like I was supposed to be living, and it allowed me to manage my money safely.” He actually came over and applied for a technical job over here and has been working here about six years now. That’s as poignant a story as I could have ever heard. It was absolutely unplanned. I just — we were talking about Russia, and we have about 85 people in Moscow. He was somewhat surprised to hear that. That’s when he told me his story.

So, these folks here are passionate about what they do. We are passionate about we do. I think when you put these two teams together, it is — it will be something really special. Sorry to get preachy on you guys. But I just had to tell you that story.

Andrew Jeffrey - SunTrust Robinson Humphrey - Analyst

No, I think that’s a great anecdote. And Dan and company have definitely built a well-differentiated product. Just as the last one, I know it’s early days here. But, TSYS does process for one of NetSpend’s very large competitors. Any thoughts on how that relationship changes, or doesn’t change in light of this deal?

Troy Woods - Total System Services Inc - President & COO

Well, Andrew, you are right. We all know who that is. They have been a long and valuable customer of TSYS for a long time. As I said, we have a great relationship with them.

I think we all know where Green Dot was, at least several quarters ago, with some of their planning about what they might do longer-term with respect to platform. But look, we are encouraged that we can keep their business. We want to keep their business. We appreciate their business. We are all hopeful that they will find their way to stay at TSYS, from a processing perspective, for many years to come.

Andrew Jeffrey - SunTrust Robinson Humphrey - Analyst

Okay. Thanks guys.

Operator

Wayne Johnson.

Wayne Johnson - Raymond James & Associates - Analyst

Exciting announcement, and I will keep it — my questions short here, as the hour is late. So thank you for taking my inquiry. So, just on the — on the NetSpend money transfer side, if I understand correctly, that’s up to $1000 free, person-to-person. That’s just within the US, that’s not international, is that correct?

Dan Henry - NetSpend Corporation - CEO

Yes. It’s absolutely domestic only.

Wayne Johnson - Raymond James & Associates - Analyst

Okay. Great. And my apologies, I’m not a NetSpend analyst, but on a free cash flow basis, historically, can you just give me some direction here on what that rate of growth was on a normalized basis? And what was the absolute figure of the free cash flow in 2012? Thank you.

George Gresham - NetSpend Corporation - CFO

In 2012, the free cash flow was about $50 million. That’s adjusted for a particular unique event that occurred in the first quarter of 2012, where we had a settlement associated with a patent case. So I’ve adjusted that out in the number I just gave you. But, the long-term growth rate and free cash flow has been equivalent to, or exceeding, our earnings growth, particularly due to the fact that relative to other payment companies, we have a relatively modest CapEx profile. We’ve been spending about $10 million a year or so in CapEx, with one exception. That stayed around that level. So that’s allowed cash flow to grow at a rate somewhat better than actual earnings growth. On a pretax basis, of course.

Wayne Johnson - Raymond James & Associates - Analyst

Terrific. Congratulations on the announcement. Thank you.

Operator

Larry Berlin.

Larry Berlin - First Analysis Securities - Analyst

Hey, one — just one quick question (technical difficulties) been answered. You guys have your own platform, obviously, for processing, since you do it for Green Dot. And that spend, I believe, has two platforms which they were merging into one. Do expect to then add their platforms onto yours, or use two, or too early to think about that so far?

Jim Lipham - Total System Services Inc - CFO

I don’t think we expect to added it on.

Larry Berlin - First Analysis Securities - Analyst

Okay. Thanks, guys.

Jim Lipham - Total System Services Inc - CFO

Larry, let me explain why. It was just what Troy was talking about a minute ago. We have great customers in the prepaid processing space at TSYS.

I don’t think they would be very comfortable sharing the same platform and the same space with —

Larry Berlin - First Analysis Securities - Analyst

Yes.

Jim Lipham - Total System Services Inc - CFO

With one of their — with a competitor that is a part of TSYS.

Larry Berlin - First Analysis Securities - Analyst

That makes sense to me. Thank you very much, guys.

Jim Lipham - Total System Services Inc - CFO

Thank you, Larry.

Operator

[Par Singh].

Unidentified Participant - - Analyst

(technical difficulties) — question on deal structure. Are there any protections built into the agreement, in the case of a regulatory change?

Troy Woods - Total System Services Inc - President & COO

Well, again, we are not going to get into the details of any conditions in the merger agreement.

Unidentified Participant - - Analyst

And then, just any general comments on regulatory approvals required for the deal?

Troy Woods - Total System Services Inc - President & COO

There are two primarily regulatory approvals. One, obviously, we’ve got to go through the money transmitter license process to get those, due to the change of control.

Unidentified Participant - - Analyst

Okay.

Troy Woods - Total System Services Inc - President & COO

We will certainly have to deal with the — HSR approval.

Unidentified Participant - - Analyst

Got it. That’s helpful. Thank you.

Jim Lipham - Total System Services Inc - CFO

(multiple speakers) Okay guys — I think that’s really all the questions that we have in the queue. I — Troy, I don’t know if you want to say anything.

Dan, anybody, before I close this out?

Dan Henry - NetSpend Corporation - CEO

I just want to say thanks to Phil and Troy and everybody at NetSpend for just the tremendous work that they’ve done. I can’t say how excited we are about this. Thank you.

Troy Woods - Total System Services Inc - President & COO

We feel the same way. We think this is going to be a really good marriage, and we are excited about it. We think it makes a lot of sense. It makes sense to NetSpend. It makes sense for TSYS. It makes sense for our customers and our shareholders. We are — we like that combination an awful lot.

So, we are excited about it. We hope to get this closed out in a reasonable amount of time. We really do appreciate you being on this call, with really, obviously, short notice. It means a lot to us. Thank you for your interest and support. With that, we will call it a night. We will be off the phone, thank you.

Operator

Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect.

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Cautionary Statement Regarding Forward-Looking Statements

This document contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about the benefits of the Merger, including the expected accretive impact on TSYS’ earnings, the expected growth rate of the prepaid card industry, including payroll cards, the expected positive impact on future revenue growth and the expected timing for closing the Merger. These statements are based on the current beliefs and expectations of TSYS’ and NetSpend’s management, as applicable, and are subject to known and unknown risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to the parties may be unable to achieve expected synergies and operating efficiencies in the Merger within the expected time-frames or at all and to successfully integrate NetSpend’s operations into those of TSYS; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at NetSpend; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; shareholder approval or other conditions to the completion of the Merger may not be satisfied, or the regulatory approvals required for the Merger may not be obtained on the terms expected or on the anticipated schedule; failure to complete the contemplated financing transactions to fund the purchase price of the Merger; the amount of the costs, fees, expenses and charges related to the Merger and the financing transactions necessary to complete the Merger; and the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger. For further information regarding the risks associated with TSYS’ and NetSpend’s businesses, please refer to the respective filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K for the most recently ended year, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The parties believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Neither TSYS nor NetSpend assumes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Company will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the Company (when available) free of charge at the SEC’s Web site at www.sec.gov or in the Investor Relations section of the Company’s Web site at www.netspend.com. The proxy statement and such other documents may also be obtained, when available, for free from the Company by directing such request to NetSpend Holdings, Inc., Attn: Secretary, Telephone (512) 532-8200.

The Company and its directors, executive officers and other members of its management and employees, and TSYS and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information concerning the interests of the directors and executive officers of the Company is set forth in the Company’s proxy statement relating to the 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2012. Information about the directors and executive officers of TSYS is set forth in its proxy statement for its 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 15, 2012. Investors may obtain additional information regarding the interests of such persons by reading the proxy statement relating to the transaction when it becomes available.